Exhibit 10.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is entered into as of December 18, 2006, by and among FILTERING ASSOCIATES, INC., (“FAI”), a Nevada corporation, and Kevin Frost and Edward Wiggins, individual stockholders of FAI (the “FAI Stockholders”), on the one hand, and MATINEE MEDIA CORPORATION, a Texas corporation (the “Company”), on the other hand.

BACKGROUND

A.     FAI, the FAI Stockholders and the Company entered into an Agreement and Plan of Merger (the “Agreement”) on April 13, 2006. All capitalized terms used herein have the same meanings given to them in the Agreement.

B.     On October 5, 2006, the Company executed a non-binding letter of intent with US Farm & Ranch Supply Company, Inc. (d/b/a USFR Media Group) (“USFR”), regarding a merger of USFR with and into the Company (the “USFR Merger”).

C.     On November 10, 2006, USFR borrowed $28.0 million for the purchase of KTBU Television, Conroe, Texas and, in connection with that loan, the Company executed a security agreement for the benefit of the USFR lenders, pursuant to which the Company pledged all of its interests in the option agreements under which the Company has the exclusive right to purchase 24 FM radio permits, subject to prior FCC approval (the “USFR Pledge”).

D.     The Company and USFR have executed, or expect to execute, an agreement and plan of merger (the “USFR Merger Agreement”), pursuant to which, upon the closing of the USFR Merger, the shareholders of USFR (including the holders of options, warrants or convertible securities of USFR) will receive shares of Company Stock (or options, warrants or convertible securities of the Company with terms similar to those of the securities of USFR held by such holders) representing 55% of the shares of Company Stock that will be outstanding, on a fully diluted basis (including shares of FAI to be outstanding immediately prior to the Effective Time of the Merger). The Company expects that the USFR Merger will be consummated prior to the Effective Time of the Merger.

E.     Each of FAI, the FAI Stockholders and the Company desires to amend the Agreement by entering into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Section 1.08 of the Agreement is hereby amended to read in its entirety as follows:

“1.08 Stock Cancellation. On or before the Closing, FAI shall cause to be cancelled 1,662,214 shares of its outstanding Common Stock held by certain of its stockholders who hold restricted Common Stock and it shall transfer to such stockholders its existing business and related assets and liabilities in consideration of the cancellation of their FAI Common Stock. After the cancellation of these shares, the total outstanding shares of FAI as of immediately prior to the Effective Time of the Merger shall not exceed 1,210,786 shares of Common Stock.”

2.     Section 2.03(a) of the Agreement is hereby amended to read in its entirety as follows:

“(a)   Assumption of Company Derivatives. At the Effective Time of the Merger, each outstanding warrant or option to purchase Company Stock (each a “Company Warrant”) shall by virtue of the Merger be assumed by Public FAI and each employee stock incentive plan of the Company under which any Company Warrant may be granted (the “Company Plans”) shall by virtue of the Merger be assumed by Public FAI, and each outstanding promissory note convertible into Company Stock (each a “Company Convertible Note”) shall by virtue of the Merger be assumed by Public FAI. Each Company Warrant and Company Convertible Note so assumed by Public FAI will (i) continue to have, and be subject to, the same terms and conditions of such Company Warrant or Company Convertible Note immediately prior to the Effective Time of the Merger and will be exercisable for or convertible into a number of shares of Public FAI Common Stock equal the number of shares of Company Stock that were issuable upon exercise of such Company Warrant or conversion of such Company Convertible Note immediately prior to the Effective Time of the Merger, (ii) the total exercise price for the shares of Public FAI Common Stock issuable upon exercise of each such assumed Company Warrant will be equal to the total exercise price that would have been paid prior to the Effective Time of the Merger if such Company Warrant were exercised in full prior to the Effective Time of the Merger, and (iii) the conversion price for the shares of Public FAI Common Stock issuable upon conversion of each such assumed Company Convertible Notes will be equal to the conversion price that would have been applicable prior to the Effective Time of the Merger if such Company Convertible Note were converted in full prior to the Effective Time of the Merger. Public FAI shall comply with the terms of all such Company Warrants, Company Convertible Notes and Company Plans. Public FAI shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Public FAI Common Stock for delivery upon exercise of all Company Warrants and conversion of all Company Convertible Notes outstanding at the Effective Time of the Merger on the terms set forth in this Section 2.03 and all other shares of Public FAI Common Stock issuable under the Company Plans.”

3.     Section 2.03(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c)   Adjustment to Exchange Ratios. The FAI Exchange Ratio and the Company Exchange Ratio set forth above in Section 2.01(b) are based on the assumption that the shareholders of FAI will own 8% of the outstanding Common Stock of Public FAI as of immediately after the Effective Time of the Merger, without taking into consideration the shares of Company Stock that may be issued in the USFR Merger. If necessary to maintain this percentage ownership immediately after the Effective Time of the Merger, the Company Exchange Ratio set forth in Section 2.01(b) or the FAI Exchange Ratio set forth in Section 2.01(a) shall be proportionately adjusted so as to achieve this 8% target for the FAI shareholders in the Merger.”

4.    The first sentence of Section 3.01(c) of the Agreement is hereby amended to read in its entirety as follows:

“The authorized capital stock of the Company consists of 25,000,000 shares of Company Stock, of which 13,924,041 shares are issued and outstanding, including the securities issued in the Company Funding, as described in Schedule 3.01(c) of the Company Disclosure Schedule.”

5.     Section 6.03(g) of the Agreement is hereby amended to read in its entirety as follows:

“(g)   Cancellation of Stock. At Closing, FAI shall have cancelled 1,662,214 shares of its outstanding restricted common stock from the FAI Stockholders as provided in Section 1.08 and provide evidence of cancellation of those shares satisfactory to counsel for the Company.”

6.     Section 7.01(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c)    by either FAI or the Company, so long as such party is not in breach hereunder, if the Merger shall not have been consummated on or before June 1, 2007 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either FAI or Company requests an extension of the Closing after this date and the other party consents in writing, then neither party may terminate this Agreement under this provision until the expiration of such extension period;”

7.    FAI and the FAI Stockholders acknowledge that the Company has entered into an agreement and plan of merger with USFR pursuant to which, prior to the Effective Time of the Merger, the Company may issue to the securityholders of USFR, upon the consummation of the USFR Merger, shares of Company Stock, Company Warrants and Company Convertible Notes. FAI and the FAI Stockholders hereby agree, approve and consent to the USFR Pledge, the execution of the USFR Merger Agreement and the consummation of the USFR Merger prior to the Effective Time of the Merger, and acknowledge that the consummation of the USFR Merger will not result in an adjustment to the FAI Exchange Ratio, except as set forth in this Amendment.

8.    For purposes of Section 6.02 of the Agreement, prior to the Closing Date, the Company will deliver to FAI and the FAI Stockholders an updated Company Disclosure Schedule reflecting, among other things, the effects of the USFR Merger, if consummated prior to the Closing Date.

9.    Except as and to the extent expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

10.   This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Amendment as of the date first above written.

FAI STOCKHOLDERS:	FILTERING ASSOCIATES, INC.

/s/ Kevin Frost	/s/ David Choi
Kevin Frost	Name: David Choi Its: President

/s/ Edward Wiggins
Edward Wiggins

MATINEE MEDIA CORPORATION

/s/ Robert Walker
Name: Robert Walker Its: President

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